Exhibit 10.2
RETIREMENT PLAN FOR OUTSIDE DIRECTORS
OF NORTHWEST SAVINGS BANK AND ELIGIBLE AFFILIATES
Article I. Establishment and Purpose
     1.1 Establishment of the Plan
     Northwest Savings Bank (the “Bank”) established the Retirement Plan for Outside Directors (the “Plan”) of Northwest Savings Bank, effective July 1, 1992 (the “Effective Date”). The Plan was amended effective April 1, 2003, amended and restated in its entirety effective April 1, 2004, and further amended and restated effective as of January 1, 2005 to correct typographical errors, conform with past practice and maintain compliance with Section 409A of the Internal Revenue Code.
     1.2 Purpose
     The purpose of this Plan is to recognize the value of an Outside Director’s past service to the Bank and Eligible Affiliates, to enhance the ability of the Bank and Eligible Affiliates to attract and retain competent and experienced Outside Directors and to assure the availability of each participating Outside Director’s knowledge and experience as a resource to the Bank and Eligible Affiliates following his retirement as an Outside Director. The Plan is intended to be an unfunded plan of deferred compensation, not qualified under the Internal Revenue Code, but in compliance with Section 409A of the Internal Revenue Code so as to preserve the tax-deferred treatment of the Retirement Benefits accrued under this Plan until distributed to Participants.
Article II. Definitions and Construction
     2.1 Definitions
     The terms used in this Plan shall have the meanings assigned to them below.
(a)	“Plan Administrator” means the person or group of persons appointed by the Board of Directors to administer this Plan. In the event there is no person or group of persons appointed by the Board to administer this Plan, or such person or group resigns from or fails to assume the responsibility to administer the Plan, the Human Resources Department of the Bank shall act as Plan Administrator.

(b)	“Bank” means Northwest Savings Bank, a Pennsylvania corporation, and its corporate successors.

(c)	“Board” or “Board of Directors” means the Board of Directors of the Bank.

(d)	“Beneficiary” means the person whom the Participant has designated pursuant to Section 3.4(c) to receive undistributed Retirement Benefits which the Participant has accrued hereunder at his date of death.

(e)	“Director” means a member of the Board of Directors of the Bank or any Eligible Affiliate, or, in the case of Northwest Bancorp Mutual Holding Company, a member of its Board of Trustees.

(f)	“Eligible Affiliate” means the parent corporation or an affiliated corporation of Northwest Savings Bank which the Board of Northwest Savings Bank has determined by duly adopted resolution to be eligible for the Plan, including Northwest Bancorp Mutual Holding Company and Northwest Bancorp, Inc..

(g)	“Disability Benefit” is the amount payable to a Participant in accordance with Section 3.5 hereof upon his becoming “Disabled” as defined in Treasury Regulations Section 1.409A-3(i)(4).

(h)	“Outside Director” means a Director who is not an employee of the Bank who is not entitled, either before or after retirement from the Board of the Bank or any Eligible Affiliates, to receive employee pension benefits from the Bank or from any of its subsidiaries or affiliates.

(i)	“Participant” means any eligible Outside Director of the Bank or any Eligible Affiliates who meets the participation requirements set forth in Section 3.1 of this Plan.

(j)	“Retainer” means the annual Retainer payable to an Outside Director each Fiscal Year as compensation for membership on the Board of Directors of the Bank or any Eligible Affiliate.

(k)	“Retire” or “Retirement” means termination for any reason from service as a Director of the Bank or Eligible Affiliate after five or more Years of Service, provided that such Retirement qualifies as a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

(l)	“Retirement Benefit” is the amount payable to a Participant following his Retirement calculated in accordance with Section 3.3(a) of this Plan.

(m)	“Years of Service” means the number of consecutive 12-month periods, or fractions thereof, which an Outside Director serves on the Board of Directors of the Bank or any Eligible Affiliate, but not to exceed ten (10) such consecutive 12-month periods. Years of Service shall include service on the Board of Directors of the Bank or of an Eligible Affiliate prior to the establishment of this Plan, and any period during which the Participant is disabled within the meaning of Section 3.5 hereof prior to age 65. However, in no event shall the Years of Service credited under this Plan exceed ten (10).

     2.2 Gender and Number
     Except when otherwise indicated by the context, words in the masculine gender shall include the feminine gender; the plural shall include the singular and the singular shall include the plural.
     2.3 Not a Contract of Service
     Neither the establishment of, nor the participation or eligibility for participation of any Outside Director in, this Plan shall be construed to confer any right of tenure on the part of any Outside Director or any right of nomination, renomination, election or re-election to the Board of Directors of the Bank or any Eligible Affiliate. The Bank or Eligible Affiliate shall not incur any liability for any loss of benefits that might result under this Plan from any failure of the stockholders to elect or re-elect any Outside Director to the applicable Board of Directors or any failure of the Board of Directors to nominate any Outside Director for re-election.
     2.4 Severability
     In the event any provision of the Plan shall be held invalid or illegal for any reason, or to fail to comply with Section 409A of the Internal Revenue Code, such illegality, invalidity or noncompliance shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal, invalid or noncomplying provision had never been inserted, and the Bank shall have the privilege and opportunity to correct and remedy such questions of illegality, invalidity or noncompliance by amendment as provided in the Plan.
     2.5 Applicable Law
     The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania except as otherwise required by applicable federal law, including Section 409A of the Internal Revenue Code.
Article III. Participation and Benefits
     3.1 Participation
     An Outside Director shall become a Participant in this Plan on the date such Director completes five Years of Service as a Director of the Bank or an Eligible Affiliate.
     3.2 Eligibility for Benefits
     An Outside Director shall not be eligible for any benefits hereunder until such Director has completed five Years of Service. No benefits are payable under this Plan to any Director who terminates his service on the Board of the Bank or any Eligible Affiliate prior to completing five Years of Service.
     3.3 Retirement Benefit
(a)	Amount of Retirement Benefit. Upon a Participant’s Retirement from the Board of the Bank or an Eligible Affiliate on or after his attainment of age 60, he shall be entitled to an annual Retirement Benefit in an amount equal to:
(1)	Sixty percent of the annual Retainer payable to an Outside Director as compensation for membership on the applicable Board at the annual rate which was in effect immediately prior to his Retirement;
plus
(2)	Sixty percent of the annual meeting fees payable to an Outside Director as compensation for his attendance at meetings of the applicable Board at the annual rate which was in effect immediately prior to his Retirement.
(b)	Upon a Participant’s Retirement from the applicable Board prior to his attainment of age 60, he shall be entitled to an annual Retirement Benefit equal to one-half of the Retirement Benefit calculated under subparagraphs (1) and (2) of paragraph (a) above.

(c)	Commencement of Payments
(1)	Retirement prior to Attainment of Age 65. In the event a Participant retires from the applicable Board prior to his attainment of age 65, Retirement Benefits shall commence on the first day of the calendar quarter following his attainment of age 65.

(2)	Retirement after Attainment of Age 65. In the event a Participant retires from the applicable Board after his attainment of age 65, Retirement Benefits shall commence on the first day of the calendar quarter following his Retirement.
(d)	Duration and Payment of Retirement Benefits. Retirement Benefits shall be paid to each Retired Participant for a period equal to the lesser of the number of his Years of Service, his life or ten years. Retirement Benefits shall be paid in quarterly installments on the first day of each calendar quarter following the Participant’s Retirement.

     3.4 Death Benefit.
(a)	Death While Serving on an Applicable Board. Upon the death of a Participant on or after April 1, 2003 while serving on an applicable Board, the Bank or Eligible Affiliate, as applicable, shall pay to the Participant’s Beneficiary an amount equal to the benefit described in Section 3.3(a) of this Plan for a period equal to the lesser of the number of his Years of Service or ten (10) Years. The present value of this stream of payments shall be paid to the Participant’s Beneficiary in a lump sum within 60 days following the Participant’s death, using a 7.0 percent discount rate.

(b)	Death After Serving on an Applicable Board. Upon the death of a Participant on or after April 1, 2003 following the Participant’s Retirement from an applicable Board, the Bank or Eligible Affiliate, as applicable, shall pay to the Participant’s designated Beneficiary the remaining benefit that the Participant was entitled to under this Plan, if any. The present value of any remaining benefits shall be paid to the Participant’s Beneficiary in a lump sum within 60 days following the Participant’s death, using a 7.0 percent discount rate.

(c)	Designation of a Beneficiary. The Plan Administrator shall make available to all Participants an appropriate form for their designation of a Beneficiary to receive remaining benefits payable under the Plan in the event of the Participant’s death. If a Participant has not designated a Beneficiary or the designated Beneficiary has pre-deceased the Participant at the time of his death, any remaining benefits payable under the Plan at the Participant’s death shall be paid to his estate.
     3.5 Disability Benefits
     In the event a Participant suffers a disability prior to age 65 for which the Participant receives disability benefits under the federal Social Security Act, or if the Participant is not subject to the Federal Social Security Act but he suffers a disability for which he would qualify for disability benefits under the Federal Social Security Act if he were subject to it, the Participant shall continue to receive sixty percent (60%) of the annual Retainer and the annual Board meeting fees at the annual rate in effect immediately prior to his meeting the test for disability benefits under the Social Security Act as a Disability Benefit hereunder. Such Disability Benefit shall be payable under this Plan until the Participant’s age 65, at which time the Participant shall be eligible for Retirement Benefits calculated as though the disabled Participant had continued in active service on the applicable Board until age 65. The period of time during which a Participant receives Disability Benefits hereunder prior to attainment of age 65 shall be included in the Years of Service credited to the Participant for purposes of calculating the duration of Retirement Benefits payable hereunder. In the event a Participant becomes permanently disabled within the meaning of the Federal Social Security Act after age 65 he shall retire from the Board and commence to receive his Retirement Benefit hereunder on the first day of the ensuing calendar quarter. Notwithstanding anything in this paragraph to the contrary, Disability Benefits shall only be payable to the extent that the Participant is “Disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
Article IV. Continuing Obligations of Retired Outside Directors.
     4.1 Consultation
     During the period that a retired Outside Director is receiving a Retirement Benefit under the Plan, he shall make himself available to the Bank or Eligible Affiliate for consultation with Directors or senior officers of the Bank or Eligible Affiliate upon request on matters within his experience related to the business of the Bank or Eligible Affiliate. Such consulting services shall be rendered at reasonable times and places, taking into account the health, age and other duties of such retired Outside Director. To the extent possible, such consulting services shall be rendered by personal consultation by telephone or at the principal residence or office, wherever located, of the retired Outside Director, at times most convenient to the retired Outside Director.
     4.2 Non-Competition
     The obligation of the Bank or Eligible Affiliate to make or continue payments under this Plan shall be subject to the condition that the retired Outside Director shall not engage, either directly or indirectly, in any activity which is competitive with any activity of the Bank or Eligible Affiliate. In the event of a breach by the retired Outside Director of the foregoing condition, the Bank or Eligible Affiliate shall not be obligated to make any payment coming due hereunder subsequent to the occurrence of such breach. The Plan Administrator, upon prior written request of a retired Outside Director, may waive the condition specified above with respect to non-competition if, based upon all of the relevant circumstances, in the sole judgment of the Plan Administrator, the granting of such a waiver is justified, having due regard to both the interests of the Bank or Eligible Affiliate and those of the retired Outside Director.
Article V. General Provisions.
     5.1 Administration
     The Plan shall be administered by the Plan Administrator. No member of the Plan Administrator shall be eligible to participate in the Plan. The Plan Administrator shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions, by general rule or particular decision, provided that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all Participants similarly situated. In addition, any interpretations and decisions made by the Plan Administrator shall be final, conclusive and binding upon all persons who have or who claim to have any interest in or under the Plan.

     5.2 Funding
     All benefits paid under this Plan shall be paid in cash from the general assets of the Bank or Eligible Affiliate. All liability for Retirement Benefits payable under the Plan shall be reflected on the accounting records of the Bank or Eligible Affiliate, but shall not be construed to create or require the creation of a trust, custodial or escrow account. The Bank or Eligible Affiliate may establish one or more trusts, with such trustees as the Bank or Eligible Affiliate may approve, for the purpose of providing for the payment of Retirement Benefits hereunder. Such trusts may be irrevocable but the assets thereof shall be subject to the claims of the Bank’s or Eligible Affiliate’s creditors. To the extent that any Retirement Benefits provided under the Plan are actually paid from any such trust, the Bank or Eligible Affiliate shall have no further obligations with respect thereto, but to the extent not so paid, such Benefits shall be payable from such insurance contracts, annuities or other funds that the Bank or Eligible Affiliate may purchase, establish or accumulate to aid in providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Bank or Eligible Affiliate and a Director or any other person. A Director shall not acquire any interest greater than that of an unsecured creditor.
     5.3 Expenses
     The expenses of administering the Plan shall be borne by the Bank or Eligible Affiliate, as applicable.
     5.4 Indemnification
     The members of the Plan Administrator and its agents and officers, directors and employees of the Bank and all Eligible Affiliates shall be indemnified and held harmless by the Bank and Eligible Affiliates to the fullest extent now or hereafter permitted by law against and from any and all loss, cost, liability or expense, including attorney’s fees, fines, civil penalties, interest and excise taxes that may be imposed upon or reasonably incurred by them in connection with or resulting from any actual or threatened civil, criminal, administrative or investigative claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Bank’s or Eligible Affiliate’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The indemnification provided by this section shall continue for persons who have ceased to be members or agents of the Plan Administrator, and to former directors, officers and employees of the Bank and Eligible Affiliates, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder. This section shall not be applicable to any person if the loss, cost, liability or expense is finally judicially determined to be due to such person’s recklessness or willful misconduct.

     5.5 Nonassignability
     Neither a Participant in the Plan nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt of the Retirement Benefits, if any, payable hereunder, all rights to which are expressly declared to be nonassignable and nontransferable. No part of any amount payable hereunder, prior to actual payment, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     5.6 Payment to Guardian
     If a Plan benefit is payable to a person declared incompetent or to a person incapable of handling the disposition of property, the Plan Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such incompetent person, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Bank, the Eligible Affiliate, the Plan and the Plan Administrator.
     5.7 Successors
     The provisions of this Plan shall bind and inure to the benefit of the Bank, its Eligible Affiliates and their successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Bank or of an Eligible Affiliate, and the successors of any such corporation or other business entity.
Article VII. Amendment and Termination.
     6.1 Amendment and Termination
     The Bank and Eligible Affiliates expect to continue the Plan indefinitely, but specifically reserves the right, in the sole and unfettered discretion of its Board of Directors, at any time, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan in whole or in part, provided, however, that no such amendment or termination shall adversely affect any rights of an Outside Director to receive the Retirement Benefit which had accrued on his behalf on account of his service as an Outside Director prior to such amendment or termination. Any termination of the Plan that results in accelerated payment of benefits shall comply with the requirements of Treasury Regulation Section 1.409A-3(j)(ix).

     6.2 Subject to Regulatory Action and Compliance with Code Section 409A
     The Plan shall be effective until and unless it is found to violate any rule or regulation of any governmental agency which is authorized to regulate the Bank, Eligible Affiliate or the Plan, or fail to comply with Section 409A of the Internal Revenue Code, in which case the Plan shall be terminated as of the date of violation, or amended to the extent necessary to avoid the violation of any rule or regulation of a governmental agency authorized to regulate the Bank, Eligible Affiliate or the Plan, or to comply with Section 409A of the Internal Revenue Code in order to preserve the tax-deferred treatment of the Benefits accrued under the Plan pending distribution to Participants. No distribution shall be made from the Plan or action taken under the Plan that would make any Retirement Benefit payable or accrued hereunder subject to the interest and additional tax imposed by Code Section 409A(a)(1)(B).
     IN WITNESS WHEREOF, Northwest Savings Bank has caused this Amended and Restated Retirement Plan for Outside Directors, to be executed by its duly authorized officers on the date set forth below, effective as of January 1, 2005.

NORTHWEST SAVINGS BANK

December 17, 2008	By:	/s/ William Wagner
Date		William Wagner, President